                                    August 26, 2024
Dear Shareholder:
The Executive Committee of the Board of Directors of Silver Star Properties REIT, Inc., the management team and I would like to apologize to you and your fellow Shareholders for Mr. Hartman’s actions and his continued efforts to harm you through false statements (that I, as your CEO, address in numbers 1 through 5 below). His continued interloping does nothing but disrupt the efforts the Company and its management team are intending for the benefit of each of the Shareholders, including Mr. Hartman as a Shareholder. This effort to create value would move much faster if he would merely allow us to proceed with our planned pivot. We are making significant strides in completing the objectives we have outlined to accomplish our goals.

In Mr. Hartman’s August 15, 2024, letter to you, he makes several false statements. I will address the five points he discusses in this letter so you can be accurately informed as to the state of affairs of the Company.

1.Directors and management ignored Shareholder requests and market expertise to pay down the debt facility with asset sales, and instead entered into loan agreements to replace the maturing debt with egregiously high interest rates.

Unfortunately, as is usually the case, Mr. Hartman fails to tell the complete story. Period. There was absolutely nothing submitted or determined by directors, management and Shareholders that was ignored. Instead, the Board determined, using its business judgment, that Shareholders could realize much greater returns by following a pivot into a more robust asset class of real estate, rather than remain in a decrepit condition, class B- at best, group of assets (which we are calling our “Legacy Portfolio”). After deep dive investigations and evaluations of the Legacy Portfolio, the Board and management of Silver Star are examining whether any of the assets in the Legacy Portfolio could be retained if we were successful in raising capital through the sale of some of the portfolio. The question is whether the Company should retain them and operate them alongside with self-storage properties.

The financing was absolutely necessary to satisfy Company debt of over $300 million (including a mortgage over $250 million, together with other debt and trade payables). Total liquidation, as Hartman suggests, would subject the Company and its investors to greater tax liabilities, leaving a lesser amount of net proceeds to distribute to the Shareholders. In contrast, our strategy constitutes a pivot that allows for long-term tax deferral under IRS 1031 treatment, as well as a methodical process by selling assets in the market in a strategic fashion, rather than in a fire sale fashion. And so far, it has worked out quite successfully. We have been able to provide for an orderly sale platform facing maturity in October of 2023, which could have forced a fire sale, foreclosure, or other disaster. In fact, we have utilized almost every dollar of asset sales to pay down the existing debt in an orderly process.

Finally, with respect to this answer, the Board, judiciously obtained senior and junior financing in a market environment at the most favorable rates available. Considering that no lender, other than the lenders that stepped up here, was willing to finance a company facing a disastrous maturity, facing declining rental rates, facing a turbulent upside-down market in commercial office generally, the Board was then compelled to take action to protect you, the Shareholders.

2.Directors have continued to award themselves outsized compensation plans, at Shareholder expense.

Once again, Mr. Hartman’s statement here is incomplete; thereby false and misleading. Of course, I, Gerald Haddock, did not appoint myself as CEO, and of course, I did not adopt a compensation plan by myself. My salary is currently $300,000 annually (as reflected in my employment agreement that is on file with the relevant 8-k filing). Mr. Jim Still, an independent director of the Board, and head of the compensation committee of the Board, has gone on record to testify that he “did research and confirmed that it was, in fact, not only at market, but maybe possibly slightly below market, in terms of the structure of the agreement.” Further, Mr. Still stated, on the record “if we had gone to the market [to] a third-party search firm basis, we would never have been able to find someone of Mr. Haddock's caliber to run [the] Company. Would not have happened. Zero probability.” As CEO, my negotiated compensation includes the grant of shares to be granted and vested only on such time as the refinancing debt is repaid in full. At that time, future value will accrue to me in the same fashion as it will accrue to all other Shareholders. The shares at the time of vesting, at the payment of the debt, will have a value if it can be determined. Thereafter, the value only increases on a basis equal to that of other Shareholders. My motivation is to increase the value of the shares for the entire Company.

This is totally different from the way Mr. Hartman compensated himself. Mr. Hartman continued to give himself what he described as dividends even after the Board stopped dividend distributions to the Shareholders in order to preserve capital, make needed capital expenditures to retain tenants, and other expenditures associated with preserving the Company. These unauthorized “distributions” Hartman paid to himself represented money belonging to the Company (and you as a Shareholders). Mr. Hartman clearly, in this regard, was only looking out for himself and not for other Shareholders; again, using this Company as his “piggy bank.”
Regarding Mr. Hartman’s claims regarding Mr. David Wheeler’s compensation, Mr. Wheeler, who is our acting Chief Operating Officer, not Co-CEO, has earned his compensation. Through Mr. Wheeler’s efforts, to micro-focus on selling assets in an orderly fashion, we have been able to increase the value of the shares from what it would have otherwise been in a fire sale.

3.Silver Star purchases are dilutive to the operations.

Here is another example of Mr. Hartman only providing the Shareholders with a portion of the story. It is important to note that any high interest payment was caused by his violation of fiduciary obligations to the Company. Further, one of the main reasons Mr. Hartman’s employment was terminated was he blatantly disregarded the Board’s instructions to refinance the Company’s debt when he could have done so in a low interest environment before interest rates began to increase. Mr. Hartman reported to the Board that he was fully responsible for the failure to refinance at advantageous rates.

As a reminder, Hartman SPE, LLC had to file for Chapter 11 bankruptcy because Mr. Hartman placed Lis Pendens on the Company’s real estate held in this entity. This crippled our efforts to sell assets to pay the debt that was maturing. In order to prevent a loan default and remove the Lis Pendens, we had to file for bankruptcy. Once we filed, no lenders, in today’s market, would loan a distressed company the capital needed to rescue itself and its shareholders at a more advantageous loan than the loan we obtained from our lenders. However, through heavy negotiations, we were able to forge a relationship and refinance the Company’s debt with a well-known

2909 Hillcroft, Suite 420 | Houston, TX 77057 | 800-880-2212 | www.silverstarreit.com

capital provider. Every percentage point of the interest rate that Mr. Hartman claims is excessive is the result of Hartman’s failure to refinance the debt when rates were low. Furthermore, we have paid off $91,333,114.16 of the loan to date and anticipate fully paying the remaining balance by the end of 2024.

4.There have been few successful commercial real estate IPOs at comparable market capitalization.
Mr. Hartman’s assertion that the Executive Committee insisted that an IPO for Silver Star is the “only” solution for liquidity - is not true.  Following Mr. Hartman’s removal as CEO and Chairman of the Board, the Executive Committee of Silver Star undertook to thoughtfully consider, evaluate and determine a course of action to maximize Shareholder value and to ultimately provide liquidity for Silver Star Shareholders.  Under Mr. Hartman’s administration of Silver Star, the notion of shareholder liquidity was perpetually promised and never delivered.
Mr. Hartman’s further assertion that “when a company does an IPO, and the stock drops, the company cannot do a secondary offering and as a result cannot grow and is considered to be “stuck in a box” which is not accurate.  Many companies which have suffered post-IPO reduction in share price have in fact successfully completed secondary or follow-on offerings and raised additional capital.  Mr. Hartman does not have any such experience.  Under Mr. Hartman’s leadership, at least two REITs in the past twenty years failed to deliver Mr. Hartman’s frequently repeated and perpetually promised execution of an IPO.
As the current CEO, Chairman of the Board, and Chairman of the Executive Committee of Silver Star on the other hand, I have distinguished experience and an exemplary track record in the execution of numerous IPOs. I look forward to utilizing my professional experience to provide liquidity to our Shareholders.
Past performance is not a guarantee of future success.  Common sense strongly supports that distinguished experience and an exemplary track record in the execution of IPOs provides a solid basis to believe that our current leadership is capable of fulfilling its strategic plan. Our contemplated IPO could possibly reap significant benefits from declining market interest rates.
5.Occupancy in the current portfolio continues to decline.
It's not about occupancy right now. Rather, it is about what the occupancy could have been if the properties were appropriately managed and if there wasn’t a significant history under Mr. Hartman’s leadership of deferred maintenance. For years Mr. Hartman elected not to expend routine maintenance dollars to the detriment of the properties and their tenants. HVACs were not serviced, structural issues were ignored, and upgrades non-existent. In fact, in one of our assets we are completing the repair and maintenance of a stairwell that was structurally unsound. These issues caused tenants to leave, left buildings unattractive to new tenants, and increased the Company’s liability as landlord and operator.

As you can see from the above, management and I have faced several hurdles as we rescue the Company from Mr. Hartman’s poor leadership and mismanagement. But we have confidence, and we see a bright future for the Company and its Shareholders. With the help of excellent outside counsel, in the Maryland litigation we just completed a very strong, almost full day, deposition of Mr. Hartman in which he continually made false statements that are on the record. We invite you to become fully informed since he continues to mislead you and suggest he is the answer to the Company’s problems. Since, in fact, as the above truth and his deposition reflects, he created the problems. These problems are clearly surmountable, but if Hartman’s leadership had continued, the Company would have been liquidated in bankruptcy with almost no proceeds available for you, the Shareholders.

2909 Hillcroft, Suite 420 | Houston, TX 77057 | 800-880-2212 | www.silverstarreit.com

Silver Star’s management team and the Executive Committee are working diligently to solve these problems and complete the objectives of the Company to benefit you. These objectives include positioning this Company to fight through Mr. Hartman’s obstructive impediments (which include efforts to restrict the sale of assets to the detriment of Shareholders) and to making distributions to Shareholders. We are well along the way to accomplishing our objectives and Silver Star is now a self-storage company.

Mr. Hartman does not like what we are doing because it conflicts with his plans to personally profit at the expense of you and the other Shareholders. What Mr. Hartman seeks is a preferred liquidation of the Company, that is a selective exchange of his stock for prime assets of the Company to the detriment of you and other Shareholders. All of Mr. Hartman’s negotiations with the Company have centered around his request for a selective greenmail type of transaction for his personal benefit and such attempts have been consistently rejected by the Executive Committee. He continues his personal objectives by falsely claiming the value of the NAV was in excess of $12 per share, pre dilution for rights offering. Mr. Hartman’s valuations are in his mind and only for the purpose of exchanging his stock preemptively at a higher price than what he wanted and still wants other Shareholders to receive. Without Mr. Hartman’s impediments, including failure to refinance the Company’s debt, improper Lis Pendens, nefarious litigation (e.g. having a lawsuit on file we did not know about which he intentionally hid from us while he pretended to negotiate a global settlement in good faith , which we now know he never intended to settle).

For the benefit of our Shareholders, we intend to take further action and intend to stay the course. We are laser focused on accomplishing our objectives because the Board is 100% convinced we are pursuing the proper business judgment and best course of action for this Company. If Mr. Hartman will get out of the way and stop causing interruptions by his actions and false statements we will accomplish this more timely.

As I mentioned earlier, in a recent legal deposition of Mr. Hartman, he is on the record of making numerous false statements. Be on the lookout for an invitation from me to view this deposition in full on our website if our attorneys will permit. It is important for you to know the truth.

Further, we are in the process of preparing a more detailed video communication or podcast to distribute. This will perhaps be an easier way to deliver, and explain more completely, the “state of the union”, which will include the current outlook, the timing to complete the pivot, and will provide a more detailed foundation to accomplish our objectives. We are working diligently on an IPO model, sizing of offerings, and what NOI can be generated to satisfy market requirements for funds from operations for storage companies, all of which require a more in-depth study of market conditions. As we projected in an earlier podcast, interest rates and the feds seem to be moving in the direction of lower rates which we thought would occur in summer of 2024. That is in fact happening. The movement to lower interest rates will improve the value of our investments. This will be a robust work in process, but I will be able to share that with you in this podcast/video communication. We are on the right track and expect to get this additional material to you as soon as we possibly can. Again, we are disappointed with Mr. Hartman’s actions, but after the above mentioned deposition we feel extremely confident about the outcome of the litigation in Maryland even though, as we all know, no litigation can be predicted with accuracy.

Forward-Looking Statements: This letter contains certain forward-looking statements. Because such statements include risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements, and you should not place undue reliance on any such statements.

2909 Hillcroft, Suite 420 | Houston, TX 77057 | 800-880-2212 | www.silverstarreit.com

Several important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Forward-looking statements in this letter speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Respectfully,
Gerald Haddock
CEO, Chairman of the Board,
Chairman of the Executive Committee

2909 Hillcroft, Suite 420 | Houston, TX 77057 | 800-880-2212 | www.silverstarreit.com